OFFERINGS

FEATURED







$3,850,000
APPRAISED VALUE

The amount reflects our appraisal of the fair value prior to our commitment to purchase the Painting. Our appraised value is based, in part, on a third-party appraisal. For this particular painting, our appraised value is identical to the third party appraisal.

Third Party Appraisal

Andy Warhol

LITTLE ELECTRIC CHAIR · 1964

Andy Warhol, a 1960s Pop Art icon, was o... first American artists to become a celebrit... household name.

1% PROGRESS

17.5% PRICE APPRECIATION OF SIMILAR WORKS

$3,850,0... APPRAISED VALUE

$3,850,000 INITIAL OFFERING

A ARTIST MARKET SCORE

OFFERING CIRCULAR

PAINTING DETAILS

INVEST NOW

14.2% PRICE APPRECIATION OF SIMILAR WORKS

APPRAISED VALUE

$3,300,000 INITIAL OFFERING

A ARTIST MARKET SCORE

OFFERING CIRCULAR

PAINTING DETAILS

INVEST NOW

...Haring

... · 1983

...ring, an iconic 1980s street artist, globally ...ed for his graphic style and social

...RESS

...% PRICE APPRECIATION OF SIMILAR WORKS

$3,000,000 APPRAISED VALUE

$2,662,000 INITIAL OFFERING

A ARTIST MARKET SCORE

OFFERING CIRCULAR

PAINTING DETAILS

INVEST NOW



Andy Warhol

INVEST NOW

Andy Warhol, a 1960s Pop Art icon, was one of the first American artists to become a celebrity and household name.

DEAL TERMS

HISTORICAL RETURNS

BIOGRAPHY

MEDIA

DOCUMENTS


Andy Warhol
LITTLE ELECTRIC CHAIR
1964

WHY WE LIKE THIS PAINTING


Andy Warhol Webinar 09-09-20
from Masterworks.io
Mariya Golovina
1. Andy Warhol (1928 - 1987) is the highest selling American artist of all time. In 2019, the artist's market was ranked fourth by value at $228.3m, after Pablo Picasso, Claude Monet and Zao Wou-Ki.
2. Warhol was a successful commercial illustrator and collector who began to create Pop paintings in 1961 and debuted 32 paintings of Campbell's soup cans in Los Angeles at the Ferus Gallery in 1962.
3. In 1964, Warhol established his famous studio, called "The Factory," and joined the renowned Leo Castelli Gallery, which had been instrumental in building many artists' careers, including Jasper Johns, Robert Rauschenberg and Roy Lichtenstein.
4. In 1970, one of the artist's soup cans sold for $60,000, setting a record for most expensive work sold at auction by a living artist. In 2015, "Silver Car Crash (Double Disaster)" (1963) sold for $105.4m, making Andy Warhol one of the few artists whose work has sold in excess of $100.0m.
21:15
vimeo

This webinar was conducted by Masterworks under SEC Rule 3a4-1 and is not provided by or used in solicitations by a brokerage firm or broker and is not to be construed as a solicitation by any registered brokerage firm or broker.

17.5%

PRICE APPRECIATION OF SIMILAR WORKS FOR WARHOL

Learn more about price appreciation, and view our important disclosures

The Painting is a stunning black and white example from Andy Warhol's series of "Little Electric Chair" silkscreen paintings that were completed between 1964 and 1965.

Warhol's depictions of electric chairs not only recall the sociopolitical references that the artist made throughout his career, such as in the "Race Riots" series and his portrayals of President John F. Kennedy and Mao Zedong, but are also indicative of this iconic period of the artist's work, in which he produced series such as "Flowers" and his portraits of Jackie Kennedy, among others.

As is the nature of the silkscreen process, each work in the "Little Electric Chair" series features the same recurring image, an empty room that is occupied only by a centrally placed electric chair on a thin rectangular platform on the floor. In addition to examples in black and white, works across the "Little Electric Chair" series are expressed in a spectrum of vibrant colors, like many of Andy Warhol's other silkscreen printed bodies of work. The top prices for a work within this series were made in 2015, with the sale of a teal-colored *Little Electric Chair* (1964) for $11,589,000, and in 2014, when a bright yellow *Little Electric Chair* (1965) sold for $10,469,000.

In addition to variations in color, the series also asserts uniqueness in the application of ink to the canvas, for example, some canvases depict an image of higher contrast with the effect of more light in the composition, and others exhibit a darker tone overall. The Painting is of the latter variation, which could be interpreted to evoke a sense of foreboding and dread that is closely aligned with its subject matter. The imagery, year, size and execution of the Painting make it a particularly dramatic work in this series, and a desirable work by the artist.

Deal Terms

THE PAINTING

Little Electric Chair

Masterworks agreed to acquire the *Little Electric Chair* (1964), which measures at 22 inches by 28 inches, in a privately negotiated transaction on July 29, 2020.



Little Electric Chair
1964

silkscreen ink on linen
22 × 28 in (55.9 × 71.1 cm)
executed in 1964

PRICE APPRECIATION OF SIMILAR WORKS BY ANDY WARHOL

17.5%

Reflects realized prices of similar works selected by Masterworks based on public auction sales data and the Painting. The historical price appreciation is used for comparative modeling purposes only. Each painting is unique and historical price appreciation of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in the Offering Circular that are not reflected in the historical price appreciation of similar works. Past performance is not indicative of future performance.

The set of similar sales comprise paintings by Andy Warhol with the following criteria: silkscreen paintings from the "Little Electric Chair" series, that were completed between 1964 and 1965 and are generally 22 inches by 28 inches in size. While there is a relatively significant variance in auction sale prices in this series due to relatively higher prices achieved for works that were executed in vibrant colors and lower prices for works executed in a more muted palette and overall darker tone, such as the Painting, we believe that the price appreciation trend of the series, and the Painting, is best described through the inclusion of all sales from the series. The data was sourced from publicly available auction records and does not include private sales. Price appreciation data is based on auction sales occurring prior to the qualification of the offering by the SEC and, unless otherwise indicated, has not been updated for sales occurring after such date.

Important Disclosures*

APPRAISED VALUE

$3,850,000

The amount reflects our appraisal of the fair value prior to our commitment to purchase the Painting. Our appraised value is based, in part, on a third-party appraisal. For this particular painting, our appraised value is identical to the third party appraisal. Investors are cautioned not to put undue emphasis on the appraisal.

OFFERING SIZE

$3,850,000

FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

Offering Circular

We file documents with the SEC which can be obtained on www.sec.gov—you should carefully review the information contained in the offering document relating to a particular offering before investing.

Similar Sales

Auction Results for Similar Paintings by Andy Warhol



$12.50m
$11.25m
$10m
$8.75m
$7.50m
$6.25m
$5m
$3.75m
$2.50m
$1.25m
$0
1984
1987
1990
1993
1996
1999
2002
2005
2008
2011
2014
2017

Similar Paintings

Reflects realized prices of similar works selected by Masterworks based on public auction sales data and the Painting. The historical price appreciation is used for comparative modeling purposes only. Each painting is unique and historical price appreciation of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in the Offering Circular that are not reflected in the historical price appreciation of similar works. Past performance is not indicative of future performance.

The set of similar sales comprise paintings by Andy Warhol with the following criteria: silkscreen paintings from the "Little Electric Chair" series, that were completed between 1964 and 1965 and are generally 22 inches by 28 inches in size. While there is a relatively significant variance in auction sale prices in this series due to relatively higher prices achieved for works that were executed in vibrant colors and lower prices for works executed in a more muted palette and overall darker tone, such as the Painting, we believe that the price appreciation trend of the series, and the Painting, is best described through the inclusion of all sales from the series. The data was sourced from publicly available auction records and does not include private sales. Price appreciation data is based on auction sales occurring prior to the qualification of the offering by the SEC and, unless otherwise indicated, has not been updated for sales occurring after such date.

Important Disclosures*



Little electric chair

Auction House	Christie's
Sales Date	Nov 2, 1984
Year	1964
Sold For	**$16,500**



Electric chair

Auction House	Sotheby's
Sales Date	Nov 9, 1989
Year	1964
Sold For	**$202,315**



Little Electric Chair

Auction House	Sotheby's

Historical Andy Warhol Price Appreciation

The data below includes auction sales in which an object sold more than once at auction since the later of (i)1950 or (ii) the date of the artist's first auction sale as tracked by Masterworks, listed from most recent sale to least recent sale.



PURCHASE PRICE
$46,200

SALE PRICE
$4,197,000

GROSS APPRECIATION
▲ **90.84x** (28 years)



PURCHASE PRICE
≈ $98,965

SALE PRICE
$8,232,500

GROSS APPRECIATION
▲ **83.19x** (30 years)


24/10's
3¢ OFF PACK.
New!
with
Shine-O-matic Detergent!
Brillo
soap pads
WITH RUST RESISTER
3¢ OFF
SHINES ALUMINUM FAST

PURCHASE PRICE
$43,700

SALE PRICE
$3,050,500

GROSS APPRECIATION
▲ **69.81x** (15 years)



PURCHASE PRICE
$387,500

SALE PRICE
$24,425,000

GROSS APPRECIATION
▲ **63.03x** (19 years)

MORE RESULTS

Biography

Andy Warhol (b. 1928, Pennsylvania – d. 1987, New York) was born as Andrew Warhola, and became interested in fine art during his childhood in Pittsburgh. From 1945 to 1949, he attended the Carnegie Institute of Technology, now known as Carnegie Mellon University, and obtained a degree in pictorial design. After graduation, Warhol moved to New York City and was a successful magazine and ad illustrator before he became a leading artist of the 1960s Pop art movement. Warhol ventured into a wide variety of art forms, including performance art, filmmaking, video installations and writing, and he controversially blurred the lines between fine art and mainstream aesthetics. In the late 1950s, Warhol began devoting more attention to painting, and in 1961, he debuted his first "Pop Art" paintings focused on mass-produced commercial goods. In 1962, he exhibited the now-iconic paintings of Campbell's soup cans. These small canvas works of everyday consumer products created a major stir in the art world, bringing both Warhol and Pop Art into the national spotlight for the first time. Some of Warhol's famous works depict Coca-Cola bottles, vacuum cleaners, hamburgers and other staples of American consumer culture. He also painted celebrity portraits in vivid and garish colors; his most famous subjects include Marilyn Monroe, Elizabeth Taylor, Mick Jagger and Mao Zedong. Andy Warhol is also well known for the high values placed on his work, in fact, the artist is among the few who have achieved in excess of $100 million for a work at auction. His 1963 two-panel masterpiece *Silver Car Crash (Double Disaster)* sold for $105.4 million in 2008, making it one of the most highly priced paintings in world history.

In 1964, Warhol moved his studio to a large silver-painted warehouse known simply as "The Factory." The Factory quickly became a New York City hotspot, a scene of lavish parties attended by the city's wealthiest socialites and celebrities. Warhol's life and work simultaneously satirized and celebrated materiality and celebrity. On the one hand, his paintings of distorted brand images and celebrity faces could be read as a critique of what he viewed as a culture obsessed with money and celebrity. On the other hand, Warhol's focus on consumer goods and pop-culture icons, as well as his own taste for money and fame, suggest a life in celebration of the very aspects of American culture that his work satirized. Warhol spoke to this apparent contradiction in his book "The Philosophy of Andy Warhol", writing that "making money is art and working is art, and good business is the best art."

2019 TOTAL AUCTION SALES (HAMMER PRICE)

$228,327,115

2019 NUMBER OF LOTS SOLD

1,693

Source: Artprice, an art market website operated by ArtMarket.com

Media








Andy Warhol 1964

Documents

Offering Circular	Official Filing on SEC.gov
Appraisal	Little Electric Chair Appraisal
Provenance	The Artist Jed Johnson, New York Jay Johnson and Tom Cashin, New York Thomas Ammann Fine Art AG, Zurich Private collection Sotheby's, London, Contemporary Art Evening Auction, 30 June 2014, Lot 14 Private collection Acquired from the above by Masterworks

Webinar Presentation

MASTERWORKS

Andy Warhol

LITTLE ELECTRIC CHAIR

1964



September 9, 2020

MASTERWORKS

Welcome - From Our Founder

1. First look! Today is the first chance to invest in this offering, before it launches on the platform tomorrow.
2. Cultural significance of Warhol's "Little Electric Chair" paintings.
3. Q&A at end of the webinar.

Offering Overview

Masterworks 017, LLC (Andy Warhol, Little Electric Chair, 1964)

THIS SUMMARY DOES NOT CONTAIN ALL INFORMATION THAT IS INCLUDED IN THE OFFERING STATEMENT ON FILE WITH THE SEC. INVESTORS SHOULD CONSULT THE OFFERING STATEMENT PRIOR TO MAKING AN INVESTMENT DECISION. PLEASE SEE LINK TO OFFERING CIRCULAR HERE

PLEASE SEE PAGES 15-24 OF THIS PRESENTATION FOR "IMPORTANT DISCLOSURE INFORMATION".

Offering Overview



Andy Warhol
Little Electric Chair (1964)
silkscreen ink on linen
22 in × 28 in

MASTERWORKS

Offering Summary

Issuer	Masterworks 017, LLC (Delaware)
Offering Amount	$3,850,000
Price per Share	$20.00
Pre-Sale Appraisal (1)	$3,850,000
Price Appreciation of Similar Works (2)	17.5%
Artist Market Risk (3)	A
Offering Status	**Open for Investment**
Offering Circular	LINK AVAILABLE HERE

Notes:

1. Appraisal conducted by Masterworks, based in part on an appraisal obtained by an independent third-party appraisal firm.
2. The set of similar sales comprise selected paintings from the Little Electric Chair series by Andy Warhol.
3. Refer to Annex A for detailed disclosure on Masterworks' artist market risk scoring methodology

Reflects price appreciation of similar works selected by Masterworks based on public auction sales data. The data is used for comparative modelling purposes only. Each painting in the chart is unique and historical price performance of similar works is not a direct proxy for performance of the specific painting or the shares. While there is a relatively significant variance in auction sale prices in this series due to relatively higher prices achieved for works that were executed in vibrant colors and lower prices for works executed in a more muted palette and overall darker tone, such as the Painting, we believe that the price appreciation trend of the series, and the Painting, is best described through the inclusion of all sales from the series. There is no current market for the shares and performance of the shares will reflect costs and fees described in our SEC filings that are not reflected in the chart. Past performance is not indicative of future performance. See Important Disclosure.

Artist Background

1. Andy Warhol (1928 - 1987) is **the highest selling American artist of all time**. In 2019, the artist's market was ranked fourth by value at $228.3m, after Pablo Picasso, Claude Monet and Zao Wou-Ki.

2. Warhol was a successful commercial illustrator and collector who began to create Pop paintings in 1961 and debuted 32 paintings of Campbell's soup cans in Los Angeles at the Ferus Gallery in 1962.

3. In 1964, Warhol established his famous studio, called "The Factory," and joined the renowned Leo Castelli Gallery, which had been instrumental in building many artists' careers, including Jasper Johns, Robert Rauschenberg and Roy Lichtenstein.

4. In 1970, one of the artist's soup cans sold for $60,000, setting a record for **most expensive work sold at auction by a living artist**. In 2015, "Silver Car Crash (Double Disaster)" (1963) sold for $105.4m, making Andy Warhol **one of the few artists whose work has sold in excess of $100.0m**.

Source: Masterworks 017, LLC Offering Statement, Christie's, Sotheby's, ArtPrice

Top Prices Achieved for the Artist



$71.7 million

Green Car Crash (Green Burning Car I)

1963

90 in x 80 in

(Christie's, New York, 2007)



$105.4 million

Silver Car Crash (Double Disaster)

1963

105 in x 164 in

(Sotheby's, New York, 2013)



$81.9 million

Triple Elvis [Ferus Type]

1963

82 in x 69 in

(Christie's, New York, 2014)

Source: Christie's, Sotheby's

MASTERWORKS **Notes:** Prices include buyer's premium. Excludes any VAT, sales taxes or other transaction-related charges.

THE DATA INCLUDED HEREIN REFLECTS CHARACTERISTICS OF THE MARKET FOR PHYSICAL ARTWORK AND NOT FOR INVESTMENT SECURITIES

Past performance is not a guarantee of future performance.

Why We Like This Work and Why Prices Could Grow

1. Andy Warhol's name recognition, impact on visual culture, and status as an art history legend has resulted in **a deep and global collector base**. The Artist has been **#1 ranked in cultural significance**.

2. **Andy Warhol's work continues to see prominent institutional engagement.** A major traveling retrospective was mounted in the US 2018 to 2019, another is currently on view at the Tate Modern in London.

3. **We believe now is an advantageous time to acquire works by Warhol**, due to a current focus on identity collecting.

4. **Top works created in the 1960s** have set records for the artist at auction. The "Little Electric Chair" series has been called **the defining image of Andy Warhol's 'Death and Disasters' series"** for its iconic and haunting presence.



Andy Warhol
Little Electric Chair (1964)
silkscreen ink on linen
22 in × 28 in

Top Prices Achieved for "Little Electric Chair"



$11.6 million

Little Electric Chair (1964)
22 in x 28 in
(Christie's, New York, 2015)



$10.5 million

Little Electric Chair (1965)
22 in x 28 in
(Christie's, New York, 2014)



$8.2 million

Little Electric Chair (1964-65)
22 in x 28 in
(Christie's, New York, 2019)

Source: Christie's
MASTERWORKS **Notes:** Prices include buyer's premium. Excludes any VAT, sales taxes or other transaction-related charges.

Our Acquisition Process

1. Our Acquisitions team had considered a number of other series by Andy Warhol before focusing on "Little Electric Chair" works.

2. We were able to secure the Painting at a great value. The seller first offered the Painting to Masterworks for **$4.5m**.

3. Iconic works from the varied disaster-related series from the 1960s, are rare on the market and usually priced **in excess of $5.0m.**

4. Few *Electric Chairs* have been available for sale in recent years; in 2019, a "Big Electric Chair" from the late 1960s sold for $19.0m at auction.



$19.0 million

Big Electric Chair (1967-68)

54 in x 74 in

(Christie's, New York, 2019)

Source: Masterworks 017, LLC Offering Statement, Christie's

Past performance is not a guarantee of future performance.

Auction Market Growth

Andy Warhol Auction Market Summary [1] [2]

Total Auction Hammer Prices and Average Hammer Prices since 2000

$3.8 billion in total sales of paintings since 2000 [1]

$105.4 million record price achieved in November 2013

8.9% annual growth in total sales [1]

7.6% annual growth in average hammer prices [2]


Total Hammer Sales ($ millions)
600
400
200
-
Average Hammer Price ($ thousands)
10,000
7,500
5,000
2,500
-
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
Total Hammer Sales
Average Hammer Price

Source: Masterworks 017, LLC Offering Statement, ArtPrice

Notes:

1. Based on auction sales of paintings as tracked by ArtPrice. Shown as hammer price, excluding buyer's premium. Excludes any sales tax, VAT, artist resale rights or other charges assessed by the auction house. Data shown through 2019 as of December 31, 2019
2. Average hammer sale price, excluding buyer's premium. Excludes any sales tax, VAT or artist resale rights. Data shown through 2019 as of December 31, 2019
3. Median annualized return realized by a repeat auction sale across all observed pairs by the artist across all time periods as tracked in the Masterworks repeat sales database

Past performance is not a guarantee of future performance.

Selected Similar Auction Sales

Summary of Historical Sales of Similar Works (1) (2)

Prior sales of works in the "Little Electric Chair" series that generally measure 22 inches by 28 inches.

17.5% annual growth in similar sales prices (3)



$16,500
$202,315
$162,000
$556,000
$2,306,136
$2,315,750
$1,670,045
$1,640,371
$1,127,500
$5,641,000
$3,834,500
$2,602,500
$3,283,371
$10,469,000
$2,431,897
$6,045,000
$4,170,000
$11,589,000
$8,220,000
11/2/1984
11/9/1989
11/19/1996
11/15/2000
6/27/2001
11/14/2001
6/26/2002
6/23/2004
11/10/2004
11/13/2007
5/11/2010
11/10/2010
6/28/2011
5/12/2014
6/30/2014
11/12/2014
5/12/2015
11/10/2015
5/15/2019

Sources: Masterworks 017, LLC Offering Statement, Internal Masterworks analysis. Public auction house records. ArtPrice

Notes:

1. Purchase and sale prices are shown with auction house buyer's premium, but exclude any sales taxes, VAT, artist resale right fee or other charges assessed by the auction house. If applicable, prices converted to US dollars based on the prevailing exchange rate as of the date of the transaction
2. Similar sales comprise selected works from the "Little Electric Chair" series by Andy Warhol that was completed between 1964 and 1965
3. Implied compounded annual growth rate based on regression of realized prices shown and transaction date. Implied growth rate also excludes the acquisition of the Painting. Similar sales data is current through September 9, 2020 and does not reflect results of auctions held subsequent to such date.

MASTERWORKS

Reflects price appreciation of similar works selected by Masterworks based on public auction sales data. The data is used for comparative modelling purposes only. Each painting in the chart is unique and historical price performance of similar works is not a direct proxy for performance of the specific painting or the shares. While there is a relatively significant variance in auction sale prices in this series due to relatively higher prices achieved for works that were executed in vibrant colors and lower prices for works executed in a more muted palette and overall darker tone, such as the Painting, we believe that the price appreciation trend of the series, and the Painting, is best described through the inclusion of all sales from the series. There is no current market for the shares and performance of the shares will reflect costs and fees described in our SEC filings that are not reflected in the chart. Past performance is not indicative of future performance. See Important Disclosure.

Investing Involves Risk

- Masterworks has a relatively new and unproven business model.
- Masterworks issuers do not generate revenues or cash flow.
- Investment in any single Masterworks entity is entirely undiversified which results in concentration risk.
- Your ability to sell or trade your shares is uncertain.
- Artwork may be sold at a loss.
- Artwork is highly illiquid and timing of a sale is unpredictable.
- Costs and fees will diminish returns.
- Art market trends are difficult to predict.
- We may become subject to claims relating to title, authenticity and/or provenance of the painting.
- Artwork may be damaged and insurance coverage may be insufficient.
- Masterworks has potential conflicts of interest.
- Liquidation timing is uncertain.

You are encouraged to read the section of the Offering Statement entitled "Risk Factors" before deciding to invest.

Questions?

Contact



Scott Lynn
slynn@masterworks.io



Nigel Glenday
nglenday@masterworks.io

Important Disclosure Information

Summary Investment Terms

Investment Vehicle	Masterworks 017, LLC (Delaware)
Manager	Masterworks Administrative Services, LLC
Offering Amount	$3,850,000 (Class A Shares)
Price per Share	$20.00 per Class A Share
Investor Eligibility	Open to anyone, including non-accredited investors
Fees	1.5% per annum, payable in newly issued Class A shares 20% profits interest (Class B Shares)
Expenses	One-time true-up reimbursement of 10% covering asset acquisition, due diligence, syndication, organizational, regulatory compliance, professional fees, capital commitment and other transaction costs
Term	Indefinite. Masterworks controls the sale of the underlying asset
Interim Liquidity	Bulletin board platform at www.masterworks.io, referred to as the Masterworks "Secondary Market," commencing on or after the three-month anniversary of the closing of this Offering
Liquidity Sale	Masterworks to sell underlying asset after 7 years if no liquidity option is available to investors
Tax Treatment	K-1 for US taxpayers. Ordinary income on sale of painting. Capital gains on sale of shares. Passthrough treatment for non-US taxpayers

Other Art Investment Details

Acquisition	Privately Negotiated Transaction, 29 July 2020
Storage	Delaware Freeport or Masterworks Headquarters (NYC)
Insurance	Lloyd's of London (Ark Syndicate Management)

Important Disclosure Information

The investment opportunities described in this document are speculative, involve a significant degree of risk, and are not suitable for all investors. An investor could lose all or a substantial amount of his, her or its investment. Any investment of a type described in this document may be highly illiquid and may be subject to restrictions on transfer. There may be no secondary market for the investment interest and none is expected to develop. The relevant investment may involve complex or specialized tax structures. Such investments are suitable only for sophisticated investors and require the financial ability and willingness to accept the significant risks inherent in such an investment for an indefinite period of time. Investors should consult their own finance, legal, accounting and tax advisor prior to making any investment.

This document contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain and actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. You are cautioned not to place undue reliance on any of these forward-looking statements.

Materials may include composite returns of similar works selected by Masterworks based on public auction sales data. The data is used for comparative modelling purposes only. Each painting is unique and historical performance of the similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in our SEC filings that are not reflected in the composite returns of similar works. Past performance is not indicative of future performance. Important Disclosure.

In these materials we may present comparisons of Artwork to other asset classes, however any such comparison is of limited value due to the fact that there are significant differences between these asset classes. Artwork is held exclusively for capital appreciation, similar to Gold and most private equity investments. By contrast, U.S. T-Bills and U.S. Government Bonds are held primarily for current yield, though their value changes with changes in prevailing market interest rates. The S&P 500, which represents a collection of stocks, Hedge Funds and Real Estate are typically held for a combination of current dividend yield and capital appreciation. Oil is a commodity that is traded by speculators and end users. Stocks, U.S. Government Bonds, U.S. T Bills, Oil and Gold are highly liquid and valuation is driven by price discovery through continuous trading among large and diverse pools of capital. Artwork, Real Estate, investments in Hedge Funds and Private Equity, all represent unique opportunities and are typically relatively illiquid. These types of investments are therefore more difficult to value and price than assets that trade regularly. In addition, the costs of art ownership and buying and selling artwork may differ materially from ownership and transactional costs associated with investing in the other asset categories presented in the table.

Important Disclosure Information (Continued)

Materials may include estimates of historical appreciation rates based on publicly available historical auction sales data for similar objects. These appreciation rates may be presented in graphs, charts, diagrams or as stand-alone statistics and may be presented as A chart or graph relating to certain segments of the overall art industry, a particular artist or a particular set of paintings selected for their similarity to a specific painting offered through www.masterworks.io (the "Site"). Historical Art sales price data is used for comparative modelling purposes only. Each painting is unique and historical performance of selected artwork is not a direct proxy for historical price performance of the specific painting or any investment in securities referenced in these materials or on the Site. There is no current market for any securities referenced in these materials or on the Site and any investment in such securities will reflect costs and fees described in SEC filings that are not reflected in the data presented for similar works.

Masterworks strongly cautions investors not to place undue reliance on data presented for similar works.

The Webinar is being conducted by Masterworks under SEC Rule 3a4-1. The Webinar presentation is not provided by or used in solicitations by a brokerage firm or broker. The administrator's provision of the bulletin board platform at www.masterworks.io, referred to as the Masterworks "Secondary Market" is a means for potential buyers and sellers to communicate, negotiate and transact directly with one another without involving a brokerage account or broker. The Webinar is not to be construed as a solicitation by any registered brokerage firm or broker.

For any proposed offering pursuant to an offering statement that has not yet been qualified by the SEC, no money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement for such offering has been qualified by the SEC any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. Offering circulars for Masterworks offerings are available at https://www.masterworks.io/about/disclaimer.

Important Disclosure Information (Continued)

YOU MUST READ THE DOCUMENTS FILED WITH THE SEC, INCLUDING THE OFFERING STATEMENT FOR A PARTICULAR INVESTMENT, BEFORE MAKING AN INVESTMENT DECISION. THE INFORMATION IN THAT OFFERING STATEMENT WILL BE MORE COMPLETE THAN THE INFORMATION MASTERWORKS PROVIDED IN THIS PRESENTATION, AND COULD DIFFER IN IMPORTANT WAYS.

The value of investments and any income derived from them may go down as well as up. An investor can lose all or part of their invested capital. Past and projected performance of specific paintings or artists is not indicative of future results and is not intended to be comparable to performance of Masterworks-sponsored offerings, which include certain fees, profit-sharing and expenses that are not included in such performance.

Masterworks, LLC is located at 497 Broome St., NY, NY 10013

Annex A

Masterworks Artist Market Risk Profile

Introduction. Materials may include references to "artist market risk profile". Our objective is to group artists based on the size, consistency and trends in their individual markets to facilitate a generalized comparative assessment of a given artist's market risk relative to other artists. We've created three broad categories of artists: (i) those with "reduced" market risk, (ii) those with "moderate" market risk and (iii) those with "elevated" market risk.

We define an artist's "*market risk profile*" as the estimated relative variability of return performance among artwork sold in a given artist's market in aggregate, including historical frequency of capital loss, as measured by certain characteristics of the overall auction market for the artist's work. Importantly, an artist's "*market risk profile*" does not account for risks relating to the art market in general nor does it measure the expected variability in financial performance for an individual artwork or account for factors that are specific to an individual artwork or transaction, including price paid for a work and speed of re-sale.

General Premise. Artists with more extensive and sustained auction market activity and lower historical frequency of capital loss tend to exhibit lower levels of future re-sale and return performance risk (all things being equal). Reasons for this include:

- A relatively higher volume of artwork sold each year provides more comparable sales data, which facilitates pricing confidence.
- A relatively higher volume of artwork sold each year (as well as sustained high average price points) generally indicates greater levels of collector interest/demand and generates higher confidence in the future resale potential of an artwork.
- Artists who have achieved high average price points over a sustained period tend to have higher potential for longer-term market durability (e.g., lower incidence of an artist market "disappearing" or materially drying up altogether).
- Lower percentages of repeat-sale losses (i.e. sales at a price below the purchase price) are generally indicative of a more sustainable market for the artist and higher confidence in the future resale potential of an artwork.

Methodology. To categorize artists by market risk, we first generate a target artist list comprised of artists who are in the top 500 based on sales dollar volume for the last full calendar year for which auction data is available and are in the Masterworks Repeat Sales Database. Next, we generate a raw score for each such artist based on the following criteria on a scale of 1-3:

	Artist Market Raw Score		
	1	2	3
Market Criteria			
Auction History	20+ years	5+ years	<5 Years
Annual Sales (Total)	$100mm+	$10mm+	<$10mm+
Average Price	$1mm+	$250k+	<$250k+
Lots Sold	500+	50+	<50+
Career Stage	Deceased	N/A	Still Producing
% Loss Sales (1)	< 20%	20% - 50%	>50%

Note: % Loss Sales are included for artists with 30 or more repeat sale pairs. Artists with less than 30 repeat sale pairs are automatically assigned a raw score of 3 for this criteria

Masterworks Artist Market Risk Profile (Cont'd)

Methodology (Cont'd).

Calculate the weighted average raw score for each artist to derive a final score based on the following weights. Lower weightings are assigned to non-sales metrics (auction history and career stage)

Auction History	10.0%
Career Stage	10.0%
Annual Sales (Total)	20.0%
Average Price	20.0%
Lots Sold	20.0%
% Loss Sales (1)	20.0%

Lastly, we categorize the artists based on the raw scores:

Reduced	Raw Score less than 2
Moderate	Raw Score equal to or greater than 2 and less t
Elevated	Insufficient data available or artist not included i

Note:
Masterworks may use its discretion to adjust the grouping of a particular artist or the weighting of a particular criteria based on certain qualitative factors if it determines that a purely mathematical result would be distortive or manifestly inappropriate (e.g., artists with well-established names, but who rarely appear at auction).

Data Sources

- Top 500 artists by sales for the last full calendar year for auction data is available per ArtPrice (for total market data)
- Masterworks Repeat Sales Database (for returns data)
- All data is sourced from public auction results and does not include private sales activity.

Masterworks Artist Market Risk Profile (Cont'd)

Observations / Conclusion. On average, reduced market risk profile artists have higher total sales, higher average sales and a longer tracker record at auction than moderate market risk profile artists and moderate market risk profile artists have higher total sales, higher average sales and a longer tracker record at auction than elevated market risk profile artists.

Reduced market risk profile artists appear to generally exhibit lower variability in returns relative to moderate market risk profile artists and moderate market risk profile artists appear to generally exhibit lower levels of variability in returns as compared to elevated market risk profile artists, as evidenced by:

- Narrower standard deviation around average historical returns
- Wider absolute range of historical returns
- Lower frequency of repeat sales that have resulted in a negative return

Important Limitations. Each artwork is unique and the resale performance on any given artwork may differ materially from another artwork produced by the same artist. Accordingly, an artist's market risk profile may not accurately assess the resale risk or performance of an individual artwork by such artist. In addition, the artist market risk profile classification is intended to provide a generalized comparative measure, but is not intended in any way to gauge absolute market risk and does not purport to assess general market risks to the overall art market or any segment thereof. In addition, we intend to evaluate artists on an annual basis and we expect that artists in a given grouping in one year may not remain in that grouping in subsequent years. We also may alter our grouping methodology over time as we gain additional insight. We believe that an artist's market risk is a relevant factor in an overall assessment of the risk of investing in artwork produced by a particular artist, but there are numerous other risks to be considered before investing in a particular artwork. An artist's market risk profile is not intended to express an opinion, evaluation or assessment of the risk involved in investing in any particular securities offered by Masterworks.

Lastly, the data used to create the artist market risk profiles is historical in nature and past performance is not indicative of future performance. Investors are cautioned not to place undue reliance on the artist market profiles appearing in our materials.

PALL MALL
ART ADVISORS

•••

Pall Mall Art Advisors
Eight Tower Bridge
161 Washington Street
Third Floor, Suite 320
Conshohocken, PA 19428

INVENTORY & VALUATION

Of items instructed by

Nigel Glenday, Masterworks

Seen via photographs

497 Broome, New York, NY 10013

Made for the purpose of

Fair Market Value

Date of Inspection: July 28, 2020

Effective Date of Appraisal: July 28, 2020

Report Date: August 6, 2020

Ref: APP6058947

PALL MALL
ART ADVISORS

August 6, 2020

Nigel Glenday, CFO
Masterworks
497 Broome St.
New York, NY 10013

Dear Mr. Glenday,

As you requested, I conducted an appraisal inspection via photograph on July 28, 2020 of items of personal property requested by Masterworks. The property was identified to me as belonging to a Private Owner. Values are effective as of the appraisal date, stated to be July 28, 2020. The objective of the appraisal was to determine the fair market value of the listed items for acquisition. This report is not valid for any other purpose; any other use renders the appraisal null and void. Values stated do not reflect any expenses which might be incurred should these items be sold such as advertising costs or selling commissions. This appraisal can be used and relied upon by the client, Masterworks, care of Nigel Glenday. Use of this report by others is not intended.

In summary, the Fair Market Value of all appraised items total $3,850,000.

The definition of fair market value is set forth in IRS Section 1.170 and 20.2031-1 which states that: "The Fair Market Value is the price at which the property would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of relevant facts." (According to Technical Advisory Memorandum [TAM] 9235005 [May 27, 1992], fair market value should include the buyer's premium) 20.2031-1 (b) continues "the fair market value of an item of property includible in the decedent's gross estate is not to be determined by a forced sale price. Nor is the fair market value of an item of property to be determined by the sale price of that item in a market other than that in which such item is commonly sold to the public, taking into account the location of the item wherever appropriate. Thus, in the case of an item of property includible in the decedent's gross estate, which is generally obtained by the public in the retail market, the fair market value of such an item of property is the price at which the item or a comparable item would be sold at retail." (Treasury Regulation Section 1.170A-13(c)(3)(1988). The source for this definition of fair market value is IRS Section 1.170 and 20.2031 (b) and Treasury Regulation Section 1.170A-13(c)(3)(1988)).

In this appraisal, value has been established by the sales comparison approach. This method of valuation involves comparison of the property with similar items, which have sold within the market that I considered most common for each item. The Income Approach and the Cost Approach were considered and rejected as not applicable to this appraisal. The Income Approach was not considered appropriate because the subject property at present is not income-generating. The Cost Approach was not considered appropriate as there is no need to determine the value of the subject property based on the cost of manufacturing or recreating an identical object at this time.

The scope of work for this appraisal included an examination via photographs of the personal property in the residence, compiling a detailed inventory, researching the various appropriate markets for comparables and writing the resulting appraisal report.

Markets considered, reviewed and researched for recent sales prices of items comparable to those listed include antique dealers, antique shows, galleries, regional, national and international auction houses where such property is most commonly sold to the public. Sources of data for my value conclusions also included online databases, sales by dealer/retailers, or other personal observations. Markets analyzed appeared normal. Because quality, condition, and desirability affect the appropriate market where items would be purchased by the public, I may have considered different markets for different items of personal property depending on the above.

In general, the condition of the items examined was good. Any alterations from original condition or damage beyond what is usual and common for items of similar age are noted in the appraisal report. Measurements included are determined under field conditions and therefore should be considered approximate.

Unless stated elsewhere, this appraisal is based only on the readily apparent identity of the items appraised, and no further opinion nor guarantee of authenticity, genuineness, attribution or authorship is made.

The appraised values are based upon the whole interest and possessory interest, undiminished by liens, fractional interest or any other form of encumbrance or alienation. However, the appraisal is not an indication or certificate of title of ownership. The identification of the ownership interest of the items has been represented to me by my client and no inquiry or investigation will be made nor is any opinion to be given as the truth of such representation.

The values expressed herein are based on the appraiser's best judgment and opinion. These values are not a representation or warranty that the items will realize those values if offered for sale in an appropriate market. The values expressed are based on current information on the date the appraisal was made. No opinion is expressed as to any past value, nor, unless otherwise expressly stated, as to any future value.

Where this appraisal is based not only on the items, but also on the factual data or documentation supplied therewith, this appraisal report shall so state by making reference thereto and, where appropriate, attaching copies.

I certify that to the best of my knowledge and belief:

- The statements of fact contained in this report are true and correct to the best of their knowledge.
- The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are my personal, impartial, and unbiased professional analyses, opinions, and conclusions.
- I have no present or prospective interest in the property that is the subject of this report and no personal interest with respect to the parties involved.
- I have performed no services, as an appraiser or in any other capacity, regarding the property that is the subject of this report within the three-year period immediately preceding acceptance of this assignment.
- I have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.
- My engagement in this assignment was not contingent upon developing or reporting predetermined results.
- My compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.
- My analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the *Uniform Standards of Professional Appraisal Practice.*
- I have inspected the property that is the subject of this report via photographs with documentation provided by the client.
- Roxanne Cohen, Post-War and Contemporary Arts Specialist, provided significant personal property appraisal assistance to the person signing this certification.

With the exception of my client, possession of this report or its copy does not carry with it the right of publication, nor may this report be used for any purpose by any one other than my client or other authorized users without my previous written consent. If this report is reproduced, copied or otherwise used it must be done so in its entirety including the cover document and all attachments. Furthermore, no change shall be made to any item in this appraisal except by the author.

Photographs and/or digital images are included in this report for reference only.

Should, in conjunction with this appraisal, additional services of the appraiser be requested by the client, their agent, or lawyer, or the courts (such as for added time researching for other value objectives, pre-trial conference, court appearances, court preparations, etc.) compensation for same shall be at the customary hourly rate charged by the appraiser at that time and shall be paid by the client immediately upon receipt of a statement for said work.

I regard all information concerning this appraisal as confidential. I retain a copy of this document along with my original notes, and will not allow others access to these records without the written permission of my client unless so ordered by a court of law.

I am a "qualified appraiser" with the Appraisers Association of America. I regularly perform appraisals for which I receive compensation. My education and experience demonstrating the valuation of the type of property in this appraisal can be found in the Addendum. Because of my background, experience, education and membership in professional associations, I am qualified to make appraisals of the type of property that is the subject of this appraisal.

Anita Heriot/MC 8/10/2020

Anita Heriot, Appraiser Date
USPAP Compliant

INDEX

Paintings and Prints

Paintings and Prints

Seen Via Photographs

001 **Andy Warhol (American, 1928-1987)**
Little Electric Chair
1964
Silkscreen ink on linen
Signed and dated '64' on the overlap
22 x 28 in.



Market Value: $3,850,000

Note:
"It is the images of disaster and death that he started to make in 1963 that Warhol the chronicler gains his credibility and Warhol the artist explains the world."[1]

An image of eerie luminosity and profound verisimilitude, Little Electric Chair is both compelling and highly confrontational. Created in 1964, the work is an exceptional example of the artist's Death and Disaster series, a seminal canon in Andy Warhol's iconic career and one of the most revolutionary projects undertaken by any artist during the radical artistic experimentation of the 1960s. As pointed out by Heiner Bastian: "Whatever the many different conclusions arrived at in art-historical observations on the significance of Warhol's work in the context of his time and his contemporaries, it is the images of disaster and death that he started to make in 1963 that Warhol the chronicler gains his credibility and Warhol the artist explains the world" (Heiner Bastian in: Exhibition Catalogue, London, Tate Modern, Andy Warhol: Retrospective, 2002, pp. 28-29). One of a series of 42 works, seven of which are now included in major museum collections, such as the Philadelphia Museum of Art, the San Francisco Museum of Modern Art and the Menil Museum, Houston, the present

[1] Heiner Bastian quoted in: Exhibition Catalogue, London, Tate Modern, Andy Warhol: Retrospective, 2002, pp. 28-29.

Little Electric Chair (Continued)

work boasts an entirely unique provenance, having been in the private collection of Andy Warhol's long term partner Jed Johnson until his premature death in 1996. Johnson became Warhol's lover of twelve years after a chance meeting at the Factory in 1968 and the tragedy of his untimely death in a plane crash off the coast of Long Island, New York, is inadvertently linked to the sinister subject of the present work.

An austere, solitary chair stands in the centre of the sombre chamber. Bathed in a bright light all other details of the room are swallowed up by the jet-black shadows that surround it. Unlike other works from the series, in which single layers of vibrant colours scintillate from underneath the black screen, an arresting chiaroscuro effect pervades the present work. As the room emanates a compelling stillness, the extreme dark and light polarities intensify the powerful emotions prompted by the subject. A haunting sense of emptiness permeates the image. Quiet and apprehensive, the vacant chair invokes an ominous invitation that places the viewer at the centre of the horrifying scene. Luring us from our place as spectator to that of the condemned, the image creates a disquieting destabilisation of the spectator's objective distance.

Consumed by the contemporary media frenzy of the 1960s Warhol was continually engrossed in tabloids, magazines and newspapers. Feeding on the sensationalised realities created by newscasters the artist was animated by the paradox that lay at the centre of American life, exploring both the glamour of Western consumerism and celebrity stardoms, as well as the gloomier underbelly of society. As demonstrated in his portraits of icons such as Marilyn Monroe and Jackie Kennedy, whose personal tragedies had been brazenly headlined

Little Electric Chair (Continued)

in the media of the early 1960s (Monroe committed suicide in 1962 and Kennedy was grieving for her assassinated husband), the two polarities of life and death were inextricably linked, one gaining emotional and aesthetic strength from the other. However, in no other works are the effects of society's voyeuristic obsessions and ferocious overload of sensationalised imagery so profoundly outlined as in his Death and Disaster series. As explained by Walter Hopps: "The explicitness of death and societal disaster in Warhol's work avoids the generic, the paraphernalia of allegory or sentimental genre. With an eye for the eccentricity of an individual event, Warhol's paintings capture the unpredictable choreography of death" (Walter Hopps in: Exhibition Catalogue, Houston, The Menil Collection, Andy Warhol Death and Disaster, 1988-89, p. 9). With a gripping actuality and forceful immediacy the works evoke the raw humanism of these disturbing scenes of disaster. However the viewer's sense of detachment remains, placing the public's desensitisation to images of violence and death at the forefront of these works.

In the image of the electric chair the vehement full-frame shots that characterised the images of car crashes and race riots are contrasted by a static scene taken from a press image of the execution chamber at the Sing Sing Penitentiary, New York. Having first been published in 1953 alongside an article about the execution of Julius and Ethel Rosenberg, who had been charged with alleged espionage for the Soviet Union, the event and narrative looms over the photograph without being directly shown.Where this quietly sombre image presents death orchestrated for public viewing, the Cold War conflicts of the 1960s resonate from the subject. In August 1963, a decade after the image had initially been published, the state of New York authorised the

Little Electric Chair (Continued)

last execution in the chamber, sparking renewed media coverage and generating debates on the controversial subjects of capital punishment and state power. The high contrast of the factual press photography was reflected in Warhol's newly developed stylised mechanical reproductions. Just as Warhol advocated the importance of the machine over the human hand in painting, so the electric chair had created a colder, more impersonal form of execution that essentially removed the human from the gruesome role of executioner.

As a forbearer of the ground breaking Pop Art movement in the United States, Warhol's flashy imageries of cult icons and mass production tend to overshadow the deeper social investigation of his exceptional oeuvre. By exposing the political connotations imbedded in mass imagery and the moral controversies underlying our media-saturated age, Warhol introduced a profound conceptual meaning to the Pop Art vernacular. Separating himself from his contemporaries, many of whom continued to focus on the aesthetics of popular culture, he became one of the most insightful chroniclers of the Twentieth Century.

Provenance:
Jed Johnson, New York (acquired directly from the artist)
Jay Johnson and Tom Cashin, New York
Thomas Ammann Fine Art AG, Zurich
Private Collection, around 2010
Sold: Sotheby's, London June 30, 2014 Lot 14
Purchased from the above auction by the present owner

Literary References:
George Frei and Neil Printz, Eds., The Andy Warhol Catalogue Raisonné: Paintings and Sculptures, Volume 2A, 1964-1969, New York 2004, p. 371, no. 1450, illustrated in color

Little Electric Chair (Continued)

Condition:
As reported by Sotheby's, London at time of sale on June 30, 2010, Color: The color in the catalogue is fairly accurate, although there is more contrast in the original. Condition: This work is in very good condition. Close inspection reveals a minute hairline crack approximately 10 cm. from the center of the right edge, and a spot of minor retouching towards the top right corner. No restoration is apparent under ultra-violet light.

Valuation Narrative:
This series is quite rare on the auction market and is very much in demand at the moment. However, it should be noted that there is a very large discrepancy in value with regards to how the screen print came out. This work is not an A+ example in terms of image as its extremely dark through the top 40% and shows far less detail than others. For example, one of the comparables sold for under $3 million due to the outcome of the screenprint, and another very similar example, especially in color, went unsold due to a high estimate.

Comparables for Little Electric Chair

Sotheby's, London, February 10, 2016, Lot 14, Andy Warhol, "LITTLE ELECTRIC CHAIR", 1964-65, acrylic and silkscreen ink on canvas, signed and dated on the overlap, 21 7/8 x 28 in. Estimate: $5,065,856 - $7,960,631; Bought In.



Comparables for Little Electric Chair (Continued)

Sotheby's, New York, May 12, 2015, Lot 28, Andy Warhol, "Little electric chair", 1964-65, acrylic and silkscreen ink on canvas, stamped, 22 x 28 in. Estimate: $4,000,000 - $6,000,000; Realized: $4,170,000 (with Buyer's Premium).



Sotheby's, London, June 30, 2014, Lot 14, Andy Warhol, "Little electric chair", 1964, silkscreen on linen, signed and dated on the overlap, 22 x 28 in. Estimate: $2,052,334 - $3,078,501; Realized: $2,439,712 (with Buyer's Premium).



Christie's, New York, November 10, 2010, Lot 20, Andy Warhol, "Little electric chair", 1964-65, silkscreen ink on linen, stamped with the Estate of Andy Warhol stamp, 22 x 28 in. Estimate: $2,000,000 - $3,000,000; Realized: $2,602,500 (with Buyer's Premium).



SUMMARY

Report Date:	August 6, 2020
Appraiser:	Anita Heriot
Client:	Masterworks c/o Nigel Glenday
Address:	497 Broome St. New York, NY 10013

Paintings and Prints	$3,850,000
Total	**$3,850,000**

ANITA HERIOT, APPRAISER

EDUCATION
New York University, School of Professional Studies Program in Arts Appraisal, 2005

New York University, School of Education
Completed Masters of Arts in History, spring 1995

New York University Institute of Fine Arts
Completed Coursework in art history, fall 1990

University of London School of Oriental and African Studies
Completed Masters of Arts in Asian Area Studies, fall 1989

Bowdoin College
Bachelor of Arts in Art History and History, spring 1988

ADDITIONAL EDUCATION
Winterthur Federal Furniture Workshop, summer 2004

ART RELATED EXPERIENCE
Member of the Appraisers Association of America, USPAP compliant

Pall Mall Art Advisors
President, North America fall 2011 to present
Senior Fine Art Specialist – With over ten years focus on 19th and 20th century American and Continental Fine Art including the Barbizon school, Realism, Impressionism, Post-Impressionism, Symbolism, Art Nouveau, Secession, Abstract Expressionism and Modern Masters

Samuel T. Freeman & Company
Head of Appraisal Department, fall 2009 to fall 2011

Samuel T. Freeman & Company
Head of English and Continental, fall 2008 to fall 2009

Gurr Johns Masterson
Senior Appraiser, consultant and American Paintings specialist, 2007 to 2008

Private Consulting and Advisory
Specializing in American paintings, 2006-2007

Dawson and Nye Auctions
Philadelphia Representative, fall 2006

Senior Lecturer, The Haverford School
Instructor for course, "Chinese Painting and Evaluation," fall 2006

Russell Ball Endowed History Chair and lecturer
Presented Public lecture on Art Appraisal and Valuation, spring 2006

Heriot Appraisals & Arts Services
Prepared a variety of fine arts appraisals for private clients, 2004 to 2008

Sotheby's New York City
Inventoried and catalogued for Arcade department, fall 1989 to fall 1990
Lectures and Publications
A national sought-after speaker, Anita Heriot has spoken at the Barron's 100 and 500, the Institute for Private Investors, YPO and WPO, over 30 Tiger21 groups, Wells Fargo Private Bank, JP Morgan Private Bank, Morgan Stanley Private Bank and others.

Expert Witness and Litigation
Anita Heriot has assisted in legal cases involving art appraisal and advisory by serving as an expert witness, providing appraisals, inventory reports and criminal cases involving theft.

PALL MALL
ART ADVISORS

ROXANNE COHEN

EDUCATION

USPAP (New York) 2018

Sotheby's Institute, New York 2007-2008
M.A (Masters) *Art Business*
Certificate: *Collections Management (2008)*

Manchester University, UK 2000-2003
B.A (Hons) *History of Art and Architecture*

Pall Mall Art Advisors, New York **November 2017 – Present**
Director of Art Advisory (Specialist Post-War and Contemporary Art)

- Drive new business development initiatives, and cultivate/ expand existing client network through strong relationships with galleries, auction houses, insurance companies and private wealth advisors
- Assess, establish and expand collections of solid investment value, by providing expertise on existing collections, and sourcing/ selling relevant works through the private and public art market
- Conduct valuations across the country for insurance, fair-market value and estate planning purposes
- Spearhead analysis of artists' market, and provide intelligence for asset acquisitions
- Consistently research industry trends in an effort to provide clients with the most relevant, long-term investment pieces
- Curate collections from conception to completion, ie: private estate for a new collector establishing an American art collection of 12 pieces and a budget of $500K, within 3 months

CoART Group (Founder **2015 - 2017**
Art Advisor and Curator

CHRISTIE'S, London **2010-2015**

- *Client Advisor, Private Client Group* *(2012-2015)*
- *Evening Sale Admin, Researcher and Assistant to Head of Post-War & Contemporary Art* *(2010-2012)*

PHILLIP'S, New York **2009**
Researcher, Contemporary Department

Patron/Committees

- Ex-Chair of Young British Friends Art Museums Israel (BFAMI)
  - Head of cultural activities and fundraising events for young collectors supporting the Museums of Israel.
- Guggenheim (New York) acquisitions committee
- Serpentine and Tate Museum Patron

STATEMENTS, INDEMNIFICATIONS AND DISCLAIMERS

This appraisal is given, subject to the terms and conditions hereinafter set forth, all of which are a part hereof unless expressly set aside in writing either on the pages of the preamble or by writing attached to the appraisal signed by all parties concerned.

Unless otherwise stated herein, the certificate of appraisal is based only on the readily apparent identity of the items appraised, and no further opinion nor guarantee of authenticity, genuineness, attribution, or authorship is made. Although the appraiser is not an authenticator, the appraiser found no reason to question the authenticity of the articles, unless as indicated in the individual description.

To the appraiser's knowledge, scientific and/or laboratory testing has not been performed on any item.

The appraised value is based on the whole ownership and possessory interest undiminished by any liens, fractional interests or any other form of encumbrance or alienation.

This appraisal is made at the request of the parties named for their use. It is not an indication or certificate of title ownership. The identification of the interest of the requesting parties is simply that represented to the appraiser by such parties and no inquiry or investigation has been made nor is any opinion given as to the truth of such representation.

The values expressed herein are based on the appraiser's best judgment and opinion and are not a representation or warranty that the items will realize that value if offered for sale at an auction or otherwise. The values expressed are based on current information on the assigned effective valuation date stated on the cover page of this report. No opinion is hereby expressed as to any future value, nor unless otherwise stated, as to any past value.

Values for articles that are appraised based on photographs or other images are limited to matters apparent from such photographs. The appraiser appraised the condition and appearance of the articles on the basis of careful examination of the images, which may not form a true representative.

The appraiser has considered the highest and best use of the appraised articles with respect to the most appropriate, common, and legal marketplace given the purpose of the appraisal.

The appraiser has no past interest, no present interest, nor any contemplated future financial interest in the appraised property. Nor does the appraiser have any personal interest or bias with respect to the parties involved. This appraisal was done objectively, according to the rules of the IRS (in the Pension Protection Act of 2006 H.R. 4, Public Law 109-280), and in accordance with the 2020-2021 Uniform Standards of Professional Appraisal Practice. Further, the appraiser has no other interest that might tend to prevent making a fair and unbiased appraisal.

This appraisal was researched and prepared by the appraiser named on the cover page of this report. Primary research was conducted by Anita Heriot. Information obtained by appraiser through reputable standard industry resources is assumed to be reliable, but is not guaranteed by this appraiser or their firm. The client provided the appraiser with verbal information regarding provenance of the articles listed herein. The appraiser is not responsible for the accuracy of this information.

The appraiser is not required to give testimony, be present in any court of law, or appear before any commission or board by reason of this appraisal, unless prior arrangements have been made with the appraiser. Should this report be challenged in anyway, not limited to litigation, it is understood that the appraiser is prepared to defend their appraisal, if required. Courtroom testimony, mediation proceedings, and the necessary preparation are considered to be separate assignments and will be billed at our then current normal hourly rate plus expenses as required.

The appraiser and their firm are not responsible for and against any actions, claims, liabilities, or expenses (including reasonable attorney's fees) incurred as a result of claims based on or arising from the appraisal, by third parties unrelated to the immediate purpose of this appraisal.

Possession of this report, or copy thereof, does not include the right of publication without the written consent of the appraiser. This report in its entirety, or any part thereof, including the identity of the appraiser or their firm, shall not be made public through advertising, public relations, news releases, sales, or other distributive or information media without the written consent of the appraiser.

Copies of this appraisal and notes pertaining to the appraisal, written and electronic, will be kept in the offices of Pall Mall, Inc., for a minimal period of five (5) years after the date of issue or two (2) years after final disposition of any judicial proceedings involving the appraiser, whichever period expires last. Pall Mall, Inc. will make every effort to store the clients' records in a safe and secure environment. However, the firm is not responsible for acts of war, terrorism, or other such unexpected catastrophes that may affect the safekeeping of this report.

All matters treating the duties, responsibilities, and liabilities of the appraiser are in accord with the Valuation Standards and Professional Practices as outlined by the Appraisal Foundation in the 2020-2021 Uniform Standards of Professional Appraisal Practice and the Code of Ethics of the Appraisers Association of America.

Unless expressly stated, the condition of the items is assumed to be good. Functional obsolescence (damage as to render the item unusable for its essential purpose) or Economic obsolescence (lack of demand) of appraised items will only be noted if applicable.

APPRAISAL TERMINOLOGY & DEFINITIONS

Prepared by the Appraisers Association of America, Inc.

ACTUAL CASH VALUE (ACV): This term refers to Market Value and is generally synonymous with payment restricted to cash. Some insurance policies also define ACA as the replacement cost minus any depreciation.

APPRAISAL REPORT: This is the actual document in which the opinion of value is stated. Appraisal reports can be written, which is always preferable, or oral. Both, according to USPAP, are subject to specific development and reporting requirements.

APPROPRIATE MARKET: The venue in which the appraiser determines an object can be sold most easily and at the highest price. Frequently in the case of personal property, where comparables are scarce, the most appropriate market can be a combination of auction sales and private gallery sales.

ASSUMPTIONS AND LIMITING CONDITONS OF THE APPRAISAL: This is a listing in the appraisal document of those elements detailing the parameters of the appraisal document, the responsibilities of the appraiser and the information and procedures for which the appraiser does not assume responsibility. It is generally appropriate for the appraiser to explain why he/she has chosen to exclude specific elements as part of the description of limiting conditions. According to USPAP, the appraiser is required to identify and explain the circumstances and appropriateness of any assumptions, extraordinary assumptions, hypothetical and limiting condition that have been used in an appraisal assignment.

BOUGHT IN: This occurs at auction when an object does not meet its reserve price and fails to sell.

BUYER'S PREMIUM: The percentage of the bid or "hammer" price paid by the buyer to the auction house when purchasing an item. The fee usually ranges between 5 and 25% and varies between auction houses.

COMPARABLES: Finding similar and like objects to the one being appraised is the most commonly applied approach to evaluation. An examination and analysis of the sales figures for similar works or comparable objects allows the appraiser to arrive at the appropriate appraised value for the one under consideration. These figures are mandatory for most donation appraisals and may be provided by the appraiser in other situations when the appraiser judges them to be necessary.

EQUITABLE DISTRIBUTION: A division of assets in which two or more persons or businesses, each having a share, agree to a method of distribution, or rely upon a third party or court to make such decision.

FAIR MARKET VALUE (FMV): FMV is usually for IRS purposes and is defined by IRS Section 1.170 and 20.2031 (b) as "the price at which the property would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of relevant facts." According to Technical Advisory Memorandum 9235005 (May 27, 1992), fair market value should include the buyer's premium. IRS Section 20.2031 (b) continues "the fair market value of an item of property includible in the decedents' gross estate is not to be determined by a forced sale price. Nor is the fair market value of an item of property to be determined by the sale price of that item in a market other than that in which such item is commonly appropriate. Thus. in the case of an item of property includible in the decedent's gross estate which is generally obtained by the public in the retail market, the fair market value of such an item of property is the price at which the item or a comparable item would be sold at retail." (Treasury Regulation Section 1.170A -13) (3) (1988) it should be noted that the IRS has changed the definition slightly in various sections of the Revenue Code and other printed literature. In addition, Pamphlet

561 has also added the following to the definition: "If you put a restriction on the use of property you donate, the FMV must reflect that restriction.

FORCED LIQUIDATION VALUE (FLV): This is the lowest range "NET" value, usually for a quick and forced sale purpose. It is defined as "the most probable price in terms of cash, or other precisely revealed terms, for which the property would change hands if sold immediately, without regard to the relevant market place.

HAMMER PRICE: The actual bid price at auction as the hammer falls and does not include the buyer's premium.

HYPOTHETICAL APPRAISAL: A type of appraisal done when the item is no longer in the possession of the owner due to loss. When the appraiser cannot examine the object or is only given photographs of the non-existent object that the appraiser states that the appraisal is hypothetical or written on the basis of the information supplied usually by the client. The appraiser's report is based upon a supposed situation or group of assumptions.

HYPOTHETICAL CONDITIONS: According to USPAP, the definition of a hypothetical condition is that which is contrary to what exists but is supposed for the purpose of analysis. Hypothetical conditions assume conditions contrary to known facts about physical, legal or economic characteristics of the subject property or about conditions external to the property such as market conditions or trends or about the integrity of data used in an analysis. Appraisals of damaged objects or appraisals done from a photograph used hypothetical conditions. A hypothetical condition may be used in an assignment only if 1) the use of the hypothetical condition is clearly required for legal purposes, for purposes of reasonable analysis or for purposes of comparison; 2) the use of the hypothetical condition results in a credible analysis and 3) the appraiser complies with the disclosure requirements set forth in USPAP for hypothetical conditions.

INHERENT VICE: Extreme conditions of temperature, light and humidity contribute to an object deteriorating or destroying itself. The resulting loss of value is caused by the inherent nature of the object rather than the result of an external cause or a casualty.

LIQUIDATION VALUE: This value is based on the price realized in a sale situation under moderately forced or limiting conditions and under time constraints. This action may be initiated by the owner or a crediting institution. It is implicit in this definition that Liquidation Value will generally be lower than other types of valuation.

LOSS OF VALUE: The difference in value between the value of the property prior to damage and the value of the property after that damage has been repaired.

MARKETABLE CASH VALUE (MCV): This is a net value usually for equitable distribution, resale or estate planning purposes. The value realized, net of expenses, by a willing seller disposing of property in a competitive and open market to a willing buyer, both being reasonably knowledgeable of all relevant facts, and neither being under constraint to buy or sell. Marketable cash value takes into consideration insurance, dealer commissions, advertising, travel and shipping expenses that may be involved in the sale. Implicit in this definition is that a sale takes place within an agreed upon time period with a specified method of payment and that the sale take place in the best available marketplace and that sufficient time is allowed to advertise the property properly. This term is usually for equitable distribution, when tangible property may be exchanged for cash or other financial arrangements or resale or estate planning purposes.

ORDERLY LIQUDIATION VALUE (OLV): This term, a lower range net value usually for quick sales purposes, is defined as the most probably price in terms of cash or other precisely revealed terms for which the property would change hands under required and limiting conditions in an orderly manner and generally advertised and with knowledgeable buyers advised.

PRIMARY MARKET: The primary market is one created either by the maker or agent of the maker when an object is sold for the first time, usually in galleries or stores. The secondary market is the venue for the sale of an object between a seller and a buyer with neither of having participated in the creation or initial sale of the object. In the instance of multiples, a valid secondary market cannot exist while the maker or his agent retains a supply of the original offering.

QUALIFIED APPRAISER: A definition, codified by the IRS, encompassing any appraiser, not disqualified by the IRS, who states themselves to be qualified to appraise the property in question.

RETAIL REPLACEMENT VALUE (RRV): This is the highest value, usually for insurance purposes and is defined as the highest amount in terms of US dollars that would be required to replace a property with another of similar age, quality, origin, appearance, provenance and condition within a reasonable length of time in an appropriate and relevant market. When applicable, sales and or import tax, commissions and or premiums are included in this amount.

RETAIL VALUE: Used to establish a price guideline for retail pricing, the appraised retail value is derived from retail replacement value. It is defined as a reasonable amount in terms of US dollars that would be required to purchase a property of similar age, quality, origin, appearance, provenance and condition with a reasonable length of time in an appropriate and relevant market. Unlike retail replacement value, retail values do not include any fees or additional costs such as taxes, framing, conservation, restoration and additional commissions.

SECONDARY MARKET: Refers to the marketplace where a used object is bought and sold. Once an item is no longer available from the original source, it is considered a secondary market item and usually refers to the auction market and is in no way associated with the value or the condition of the object. The secondary market is the venue for the sale of an object between a seller and a buyer with neither of them having participated in the creation or initial sale of the object, usually through auction but can also be in galleries. In the instance of multiplies, a valid secondary market cannot exist while the maker or his agent retains a supply of the original offering.

SELLER'S PREMIUM: The percentage of the bid or "hammer" price paid by the seller to the auction when selling an item. The fee ranges from nothing to 35% and may be negotiable, which is most commonly non-disclosed to the public.